UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 20, 2021

Evolve Transition Infrastructure LP

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1360 Post Oak Blvd, Suite 2400
Houston, TX	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 783-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partner interests	SNMP	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01Entry Into a Materially Definitive Agreement.

On August 20, 2021, Evolve Transition Infrastructure LP (the “Partnership”), as borrower, entered into that certain Twelfth Amendment to Third Amended and Restated Credit Agreement with the guarantors party thereto (“Guarantors”), each of the lenders party thereto (each, a “Lender”), and Royal Bank of Canada (“RBC”), as administrative agent, collateral agent, and letter of credit issuer (the “Twelfth Amendment,” the Third Amended and Restated Credit Agreement, as amended prior to the effectiveness of the Twelfth Amendment, the “Existing Credit Agreement,” and, the Existing Credit Agreement, as amended by the Twelfth Amendment, the “Amended Credit Agreement”). Immediately prior to the effectiveness of the Twelfth Amendment, RBC, in its capacity as a lender under the Existing Credit Agreement, entered into that certain Assignment of Secured Indebtedness with each of the other lenders under the Existing Credit Agreement pursuant to which RBC purchased from each such other lender, all of such lender’s right, title and interest in and to the Existing Credit Agreement, including such lender’s portion of outstanding revolving loans, term loans and letter of credit participations. As a result, RBC is currently the sole Lender under the Amended Credit Agreement and will provide the entire principal amount of the Amended Credit Facilities (as defined below).

The terms of the Amended Credit Agreement provide for, among other things: (a) extension of the maturity date to September 30, 2023, (b) removal of the borrowing base, and related provisions addressing borrowing base deficiencies and recalculations, (c) a term loan facility in an aggregate principal amount of up to $65 million (the “Term Loan Facility”), (d) a revolving credit facility in an aggregate principal amount of $5 million (the “Revolving Facility” and, together with the Term Loan Facility the “Amended Credit Facilities”), (e) reduction of the Partnership’s mandatory quarterly amortizing payments of outstanding principal of term loans from $10,000,000 per quarter to (i) on September 30, 2021, an amount necessary to reduce the aggregate principal amount of term loans to $62 million, (ii) $3,000,000 per quarter commencing with the quarter ending December 31, 2021, and (iii) $2,000,000 for the quarters ending March 31, 2023 and June 30, 2023, (f) adoption of a Benchmark Replacement (as defined in the Amended Credit Agreement) or Term SOFR (as defined in the Amended Credit Agreement) as the Benchmark (as defined in the Amended Credit Agreement) upon the occurrence of certain specified transition events, (g) a new mandatory principal prepayment requirement with respect to certain types of distributions and other payments received from Carnero G&P, LLC, (h) reduction of the Partnership’s permitted maximum cash balance from $7,500,000 to $3,500,000, (i) permitted energy transition investments with the proceeds of capital contributions and certain equity issuances, and (j) removal of certain representations, warranties, covenants, reporting requirements and agreements of the Partnership and the Guarantors related to oil and gas properties and interests owned by the Guarantors.

In addition, pursuant to the Twelfth Amendment, SEP Holdings IV, LLC, a wholly-owned subsidiary of the Partnership, was released as a guarantor under the Amended Credit Agreement.

The terms of the Twelfth Amendment also provide for the ability of the Partnership to implement additional amendments, supplements and other modifications to the Amended Credit Agreement upon achieving certain specified milestone events, which include (a) the closing of certain acquisition and transaction opportunities or (b) the making of certain energy transition investments or realization of other improvements to the Partnership’s midstream business that result in free cash flow projections of the Partnership and the Guarantors rising above certain levels for the immediately succeeding three-year period. If the Partnership achieves a specified milestone event and complies with certain other conditions precedent under the Twelfth Amendment, then the parties agree to implement amendments to the Amended Credit Agreement as described in Exhibit C to the Twelfth Amendment.

The foregoing description of the Twelfth Amendment does not purport to be complete and is qualified in its entirety by the full text of the Twelfth Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

A description of the Twelfth Amendment is included in Item 1.01 above and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1

Twelfth Amendment to Third Amended and Restated Credit Agreement dated as of August 20, 2021, between Evolve Transition Infrastructure LP, the guarantors party thereto, the lenders party thereto and Royal Bank of Canada, as administrative agent, collateral agent and letter of credit issuer.*

_______________

* Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOLVE TRANSITION INFRASTRUCTURE LP
By: Evolve Transition Infrastructure GP LLC, its general partner

Date: August 23, 2021	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer and Secretary